Exhibit 23.1





                         Consent of Independent Auditors





The Board of Directors and Stockholders
Unique Mobility, Inc.:

Our report dated May 22, 1998, contains an explanatory section that states that we did not audit the financial statements of Taiwan UQM Electric Co., Ltd. (a 38.25% percent owned investee company). The financial statements of Taiwan UQM Electric Co., Ltd. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Taiwan UQM Electric Co., Ltd. for the year ended March 31, 1998 and the five months ended March 31, 1997 is based solely on the report of the other auditors.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325,
33-64852, 33-47454, 33-81430 and 33-92288) and in the registration statements on Form S-3 (Nos. 33-61166, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843,
333-50393 and 333-52861) of Unique Mobility, Inc. of our report dated May 22, 1998 relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 1998, the five months ended March 31, 1997 and each of the years in the two-year period ended October 31, 1996, which report appears in the March 31, 1998 Annual Report on Form 10-K of Unique Mobility, Inc.


                                  KPMG Peat Marwick LLP

Denver, Colorado
June 25, 1998